Exhibit 99.1

CVRx Appoints John Landry as Chief Financial Officer

Landry Brings Two Decades of Medtech and Public Company Finance Experience

MINNEAPOLIS, Sept. 21, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced that John Landry has been appointed Chief Financial Officer, succeeding Jared Oasheim, whose resignation was previously announced. Mr. Landry will join the Company on October 12, 2026, and assume the CFO role on the day after the Company files its Form 10-Q for the quarter ending September 30, 2026. Mr. Oasheim will remain with the Company for a transition period consistent with his previously disclosed transition agreement.

"John is exactly the kind of finance leader we need for this next chapter," said Kevin Hykes, President and CEO of CVRx. "Over the past two decades, he has played a key role in building and financing high growth medical device companies introducing novel therapies like Barostim. He is a hands-on operational leader who has significant commercial and capital markets experience, and who is well known within the investment community. John’s experience driving growth while managing expenses is particularly relevant as we scale Barostim and reach more heart failure patients.

"I want to thank Jared for the significant impact he has had at the company since 2015. He led us through our IPO and helped build the financial foundation we stand on today," Hykes added. "We're grateful for his contributions and wish him success in his next chapter."

Mr. Landry brings more than two decades of financial leadership experience in the medical device industry. He currently serves as CFO of Nyxoah SA (Euronext Brussels/Nasdaq: NYXH), where he raised several rounds of capital and drove operational efficiencies to fund the company's U.S. commercial expansion. Before that, he spent 12 years at Vapotherm, Inc. (formerly NYSE: VAPO), most recently as Senior Vice President and CFO, where he led the company's IPO and built its finance, investor relations and public company reporting functions from the ground up. Earlier in his career, Mr. Landry held finance leadership roles at Salient Surgical Technologies (acquired by Medtronic in 2011), Bottomline Technologies, Hussey Seating Company and Coopers & Lybrand. He holds a B.S. in Accountancy from Bentley College, is a CPA (inactive) and serves on the board of Liberate Medical, Inc.

"Barostim is changing how physicians treat heart failure and the positive impact it is having on patients’ lives is what drew me to this role," said John Landry. "I've spent most of my career in the medical device industry helping to build the infrastructure and operating discipline needed as companies scale their commercial efforts. I’m excited to join the CVRx team and see a real opportunity to bring that same operating discipline to support the business as we execute our commercial growth strategy."

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure.

Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Investor Contact:

Mark Klausner

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com